Exhibit 10.1

MERRILL LYNCH & CO. MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED 4 World Financial Center New York, New York 10080	MERRILL LYNCH CAPITAL CORPORATION 4 World Financial Center New York, New York 10080

June 16, 2004

Senior Credit Facility
Commitment Letter

Atmos Energy Corporation
5430 LBJ Freeway
Dallas, TX 75240
Attention: J. Patrick Reddy

Ladies and Gentlemen:

     You have advised Merrill Lynch & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (collectively, “ML”) and Merrill Lynch Capital Corporation (“Merrill”; together with ML, the “Commitment Parties”) that you or one or more of your affiliates proposes to effect the Acquisition more specifically described in the Term Sheet referred to below (the term “Acquisition” and each other capitalized term used but not defined herein being given the meaning assigned to such term in the Term Sheet). In such connection, you have requested that ML agree to structure, arrange and syndicate a senior credit facility in an aggregate amount of $1,925,000,000 (the “Credit Facility”) and that Merrill commit to provide the entire principal amount of the Credit Facility and to serve as administrative agent for the Credit Facility. The Credit Facility will be used to (i) finance, or backstop the issuance of commercial paper to finance, the Acquisition and (ii) pay fees and expenses incurred in connection with the Acquisition.

     ML is pleased to advise you that it is willing to act as the sole lead arranger and sole bookrunner for the Credit Facility, and Merrill is pleased to advise you of its commitment to provide the entire amount of the Credit Facility. This Commitment Letter and the Summary of Terms and Conditions attached as Exhibit A hereto (the “Term Sheet”) set forth the principal terms and conditions on and subject to which Merrill is willing to make available the Credit Facility.

     It is agreed that ML will act as the sole lead arranger and sole bookrunner in respect of the Credit Facility (in such capacities, the “Arranger”) and that Merrill will act as the sole administrative agent in respect of the Credit Facility. You agree that, as a condition to the commitments and agreements hereunder, no other agents, co-agents or arrangers will be appointed, no other titles will be awarded, and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letter referred to below) will be paid in connection with the Credit Facility unless you and we shall so agree.

     We intend to syndicate the Credit Facility to a group of lenders (together with Merrill, the “Lenders”) identified by us in consultation with you and to commence such syndication efforts promptly following execution of a definitive agreement with respect to the Acquisition. You agree to assist us actively in completing a syndication satisfactory to us. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing banking relationships, (b) direct contact between senior management and advisors of you and, to the extent practicable, TXU Gas and the proposed Lenders, (c) assistance in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication and (d) the hosting, with us, of one or more meetings of prospective Lenders. You also agree to provide us with reasonable prior notice of the syndication of any credit facility in connection with any other investment by you and, upon our reasonable request, coordinate the syndication of such credit facility with the syndication of the Credit Facility.

     ML, in its capacity as Arranger, will manage, in consultation with you, all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders, provided that the identity of the Lenders and the amount of their commitments shall be subject to your consent (not to be unreasonably withheld). In its capacity as Arranger, ML will have no responsibility other than to arrange the syndication as set forth herein and in no event shall be subject to any fiduciary or other implied duties. To assist us in our syndication efforts, you agree promptly to prepare and provide to us all information with respect to you and your subsidiaries, TXU Gas and its subsidiaries, the Acquisition and the other transactions contemplated hereby, including all financial information and projections (the “Projections”), as we may reasonably request in connection with the arrangement and syndication of the Credit Facility, except that you shall not be obligated to provide any information that is otherwise publicly available in SEC filings. At our request, you agree to assist in the preparation of a version of the information package and presentation consisting exclusively of information and documentation that is either publicly available or not material with respect to you and any of your securities for purposes of United States federal and state securities laws. You hereby represent and covenant that (a) all written information other than the Projections (all such non-excluded information, the “Information”) that has been or will be made available to us by you or any of your representatives is or will be, when furnished, when taken together with all information filed with the Securities and Exchange Commission with respect to the Borrower, TXU Gas and their respective subsidiaries, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and

(b) the Projections that have been or will be made available to us by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions (it being understood that projections are subject to significant uncertainties and contingencies, many of which are beyond your control, and that no assurance can be given that any projections will be realized). You understand that in arranging and syndicating the Credit Facility we may use and rely on the Information and Projections without independent verification thereof.

     As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to cause to be paid the nonrefundable fees described in the Fee Letter dated the date hereof and delivered herewith (the “Fee Letter”).

     Each Commitment Party’s commitments and agreements hereunder are subject to (a) there not occurring or becoming known to such Commitment Party any event, development or circumstance that has had a material adverse effect on the business or assets of you and your subsidiaries (after giving effect to the Acquisition) taken as a whole, (b) such Commitment Party not becoming aware after the date hereof of any information or other matter (including any matter relating to financial models and underlying assumptions relating to the Projections) affecting you, TXU Gas or the Acquisition that in such Commitment Party’s judgment is inconsistent in a material and adverse manner with any such information or other matter disclosed to such Commitment Party prior to the date hereof and could reasonably be expected to materially impair the syndication of the Credit Facility, (c) such Commitment Party’s satisfaction that prior to and during the syndication of the Credit Facility there shall be no competing offering, placement or arrangement of any debt securities (other than the senior notes the proceeds of which will, as provided in the Term Sheet, reduce the amount of the Credit Facility, offerings of your commercial paper as provided in the Term Sheet and the syndication of the Renewal Facility) or bank financing by or on behalf of the Borrower or any of its subsidiaries, (d) the closing of the Credit Facility on or before December 31, 2004 (or, with the consent of each of the Commitment Parties, up to 90 days beyond such date, but only to the extent (and for the duration) that TXU Gas has elected to extend the date for closing the Acquisition pursuant to the Acquisition Documentation in connection with the repair or replacement of assets damaged or destroyed by a casualty event), and (e) the other conditions set forth or referred to in the Term Sheet. The terms and conditions of the commitments hereunder and of the Credit Facility are not limited to those set forth herein and in the Term Sheet. Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of the Commitment Parties and the Borrower.

     You agree to indemnify and hold harmless the Commitment Parties, their affiliates and their respective officers, directors, employees, advisors, and agents (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with any claim, litigation, investigation or proceeding relating to this Commitment Letter, the Credit Facility, the use of the proceeds thereof, the Acquisition or any related transaction, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they arise from the willful misconduct or gross negligence of such indemnified person, and to reimburse each Commitment Party and its affiliates promptly after demand for all reasonable out-of-pocket expenses (including reasonable due diligence expenses, syndication expenses, and reasonable fees, charges and disbursements of one firm of counsel) incurred in connection with the Credit Facility and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained by unauthorized means through electronic, telecommunications or other information transmission systems or for any special, indirect, consequential or punitive damages in connection with the Credit Facility except to the extent any such damages arise from the gross negligence or willful misconduct of such indemnified person or such indemnified person’s affiliates, directors, employees, advisors or agents.

     You agree that, without our prior written consent, neither you nor any of your affiliates or subsidiaries will settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification has been or could be sought under the indemnification provisions hereof (whether or not any other indemnified person is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent (a) includes an unconditional written release of each indemnified person in form and substance satisfactory to the indemnified person from all liability arising out of such claim, action or proceeding and (b) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any indemnified person.

     In the event that an indemnified person is requested or required to appear as a witness in any action brought by or on behalf of or against you or any of your subsidiaries or affiliates in which such indemnified person is not named as a defendant, you agree to reimburse such indemnified person for all expenses incurred by it in connection with such indemnified person’s appearing and preparing to appear as such a witness, including without limitation, the reasonable fees and expenses of its legal counsel.

     You acknowledge that each Commitment Party and its affiliates (the term “Commitment Party” as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. No Commitment Party will use confidential information obtained from you by virtue of the transactions contemplated hereby or its other relationships with you in connection with the performance by such Commitment Party of services for other companies, and no Commitment Party will furnish any such information to other companies. You also acknowledge that no Commitment Party has any obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies. You further acknowledge that ML is a full service securities firm and ML may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of the Borrower and its affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter.

     Each Commitment Party may employ the services of its affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits afforded such Commitment Party hereunder.

     This Commitment Letter shall not be assignable by you without the prior written consent of each Commitment Party (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Credit Facility and set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

     To help the United States government fight the funding of terrorism and money laundering activities, the federal law of the United States requires all financial institutions to obtain, verify and record information that identifies each person with whom they do business. This means we must ask you for certain identifying information, including a government-issued identification number (e.g., a U.S. taxpayer identification number) and such other information or documents that we consider appropriate to verify your identity, such as certified articles of incorporation, a government-issued business license, a partnership agreement or a trust instrument.

     This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person (including, without limitation, other potential providers or arrangers of financing) except (a) to your officers, agents and advisors and, on a confidential basis, those of TXU Corp. (the “Seller”), who are directly involved in the consideration of this matter (except that the Fee Letter may not be disclosed to the Seller or any of its officers, agents or advisors) or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof), provided, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and its terms and substance) after this Commitment Letter has been accepted by you. You agree that you will permit us to review and approve any reference to any of us or any of our affiliates in connection with the Credit Facility or the transactions contemplated hereby contained in any press release or similar public disclosure prior to public release. You agree that we and our affiliates may share information on a confidential basis concerning you, TXU Gas and your and TXU Gas’ respective subsidiaries and affiliates among ourselves solely in connection with the performance of our services hereunder and the evaluation and consummation of the financings and transactions contemplated hereby.

     The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter and any other provision herein or therein which by its terms expressly survives the termination hereof or thereof shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder.

     If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on June 17, 2004. This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence.

     We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours, MERRILL LYNCH & CO. MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
By:	/s/ SHEILA MCGILLICUDDY
	Name:	Sheila McGillicuddy
	Title:	Director

MERRILL LYNCH CAPITAL CORPORATION
By:	/s/ CAROL J.E. FEELEY
	Name:	Carol J.E. Feeley
	Title:	Vice President Merrill Lynch Capital Corp.

Accepted and agreed to
as of the date first
written above by:

ATMOS ENERGY CORPORATION

By:	/s/ J. PATRICK REDDY
Name: J. Patrick Reddy
Title: Senior Vice President and
Chief Financial Officer

Exhibit A

SENIOR CREDIT FACILITY
Summary of Terms and Conditions

I. PARTIES

Borrower:	Atmos Energy Corporation (the “Borrower”).

Lead Arranger and Bookrunner:	Merrill Lynch & Co. or one of its affiliates (collectively, the “Arranger” or “ML”).

Administrative Agent:	A Lender (as defined below) to be agreed upon (in such capacity, the “Administrative Agent”).

Lenders:	A syndicate of banks, financial institutions and other entities, including Merrill Lynch Capital Corporation (“Merrill”) and Merrill Lynch Bank (USA) (“MLBUSA”), arranged by the Arranger (collectively, the “Lenders”).

II. TYPE AND AMOUNT OF CREDIT FACILITY

Type and Amount:	364-day revolving credit facility (the “Credit Facility”) in the amount of $1,925,000,000 (the loans made by the Lenders thereunder, the “Loans”).

Availability:	The Credit Facility shall be available during the period commencing on the Closing Date (as defined below) and ending on the date that is 364 days thereafter (the “Termination Date”).

Maturity:	The Termination Date.

Purpose:	The Credit Facility will be used to (i) finance, or backstop the issuance of commercial paper to finance, the acquisition (the “Acquisition”) from TXU Corp. of certain assets (the “TXU Assets”) and assumed related liabilities of TXU Gas Company (“TXU Gas”) and (ii) pay fees and expenses incurred in connection with the Acquisition.

Ranking:	The Loans shall constitute senior unsecured debt of the Borrower.

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III. CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth on Annex I.

Optional Prepayments and Commitment Reductions:	Loans may be prepaid and commitments may be reduced by the Borrower in minimum amounts of $10,000,000. Amounts prepaid may not be reborrowed.

Mandatory Prepayments and Commitment Reductions:	The following amounts shall be applied to reduce permanently the Credit Facility: 100% of the net cash proceeds of (x) any sale or issuance of equity or equity-linked securities by the Borrower to persons other than affiliates (with exceptions for issuances under employee benefit plans and other exceptions to be agreed) or (y) any incurrence of indebtedness by the Borrower to persons other than affiliates (with exceptions for sales of commercial paper, borrowings under the currently existing 364-day credit agreement of the Borrower (or any extension or refinancing thereof), purchase money financings and capitalized leases and other exceptions to be agreed upon) after the Closing Date.

The Loans shall be prepaid to the extent they exceed the Credit Facility as so reduced.
IV. CERTAIN CONDITIONS

Initial Conditions:	The availability of the Credit Facility shall be conditioned upon satisfaction of, among other things, the following conditions precedent (the date upon which all such conditions shall be satisfied, the “Closing Date”) on or before December 31, 2004 (or, with the consent of each of Merrill and ML, up to 90 days beyond such date, but only to the extent (and for the duration) that TXU Gas has elected to extend the date for closing the Acquisition pursuant to the Acquisition Documentation (as defined below) in connection with the repair or replacement of assets damaged or destroyed by a casualty event):

(a) The Borrower shall have executed and delivered reasonably satisfactory definitive financing documentation with respect to the Credit Facility (the “Credit Documentation”) containing the terms set forth in, but not limited to, this Term Sheet.

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(b) The Lenders, the Administrative Agent and the Arranger shall have received all fees required to be paid on, and all expenses for which invoices have been presented at least one business day before and are required to be paid on, the Closing Date.

(c) The Lenders shall have received such legal opinions (including opinions (i) from counsel to the Borrower and (ii) from such special and local counsel as may be reasonably required by the Arranger), documents and other instruments as are customary for transactions of this type or as they may reasonably request.

(d) The Acquisition shall have been consummated for an aggregate purchase price not exceeding $1,925,000,000 pursuant to reasonably satisfactory documentation (the “Acquisition Documentation”) (it being confirmed that the draft delivered to Merrill (draft dated June 16, 2004) is satisfactory), and no provision thereof shall have been waived, amended, supplemented or otherwise modified in a manner adverse to the Lenders without the consent of the Arranger (not to be unreasonably withheld). The fees and expenses to be incurred in connection with the Acquisition shall not exceed $15,000,000 in the aggregate.

(e) The Borrower shall have entered into a credit facility (the “Renewal Facility”), which shall renew or replace its existing 364-day revolving credit facility, dated as of July 29, 2003 with Bank One, N.A. in an amount equal to the existing commitment under such facility (or such other amount reasonably acceptable to the Administrative Agent).

Conditions to Each Loan:	The making of each Loan shall be conditioned upon:
(a) the accuracy of all representations and warranties in the Credit Documentation and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such Loan.

V. CERTAIN DOCUMENTATION MATTERS

The Credit Documentation shall contain representations, warranties, covenants and events of default customary for financings of this type to be applicable to the Borrower and its subsidiaries and other customary terms deemed appropriate by the Lenders, including those set forth below. In this connection, the parties agree that, if the executed

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Renewal Facility contains terms and conditions of a type described in the preceding sentence that are different from those set forth below, they will negotiate in good faith to determine the extent to which it is appropriate to modify the terms and conditions set forth below to conform them to those set forth in the Renewal Facility.

Representations and Warranties:	Organization and good standing; due authorization; no conflicts; consents; enforceable obligations; financial condition; no material change; no default; litigation; taxes; compliance with law; material agreements; ERISA; use of proceeds; government regulation; disclosure; environmental matters; insurance; franchises, licenses, etc. secured indebtedness; and subsidiaries.

Affirmative Covenants:	Information covenants; debt to capitalization ratio; preservation of existence, franchises and assets; books and records; compliance with law; payment of taxes and other indebtedness; insurance; use of proceeds; and audits/inspections

Negative Covenants:	Limitations on: nature of business; consolidation and merger; sale or lease of assets; non-arm’s-length transactions; changes in fiscal year; changes in organization documents; and liens.

Events of Default:	Nonpayment of principal when due; nonpayment of interest, fees or other amounts after a one-day grace period; material inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain covenants, to a 5-day grace period and, in the case of certain other covenants, to a 30-day grace period); cross-default; bankruptcy events; certain ERISA events; judgments; and a change of control.

Voting:	Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding not less than a majority of the aggregate amount of the Loans and unused commitments under the Credit Facility, except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of final maturity of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment and (b) the consent of

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100% of the Lenders shall be required with respect to modifications to any of the voting percentages.

Assignments and Participations:	The Lenders shall be permitted to assign and sell participations in their Loans and commitments, subject, in the case of assignments (other than to another Lender or to an affiliate of a Lender), to the consent of the Administrative Agent and the Arranger and, so long as no event of default shall have occurred and be continuing, the Borrower (which consent in each case shall not be unreasonably withheld or delayed). In the case of partial assignments (other than to another Lender or to an affiliate of a Lender), the minimum assignment amount shall be $3,000,000, unless otherwise agreed by the Borrower and the Administrative Agent and the Arranger. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to certain matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as described under “Voting” above. Pledges of Loans in accordance with applicable law shall be permitted without restriction.

Yield Protection:	The Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

Expenses and Indemnification:	The Borrower shall pay (a) all reasonable out-of-pocket expenses of the Administrative Agent and the Arranger associated with the syndication of the Credit Facility and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including the fees, disbursements and other charges of counsel) and (b) all reasonable out-of-pocket expenses of the Administrative Agent, the Arranger and the Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Credit Documentation.

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The Administrative Agent, the Arranger and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any losses, claims, damages, liabilities or expenses incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, except to the extent they arise from the gross negligence or willful misconduct of the indemnified party.

Governing Law and Forum:	State of New York.

Counsel to the Administrative Agent and the Arranger:	Simpson Thacher & Bartlett LLP.

Annex I

INTEREST AND CERTAIN FEES

Interest Rate Options:	The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to (i) the ABR plus the Applicable Margin or (ii) the Eurodollar Rate plus the Applicable Margin.

As used herein:

“ABR” means the higher of (a) the rate of interest publicly announced by the Administrative Agent as its prime rate in effect at its principal office in New York City (the “Prime Rate”) and (b) the federal funds effective rate from time to time plus 0.5%.

“Applicable Margin” means a rate per annum determined in accordance with the attached Pricing Schedule.

“Eurodollar Rate” means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one, two, three or six months (as selected by the Borrower) appearing on Page 3750 of the Telerate screen.

Interest Payment Dates:	In the case of Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears.

In the case of Loans bearing interest based upon the Eurodollar Rate (“Eurodollar Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:	The Borrower shall pay a commitment fee calculated at a rate per annum determined in accordance with the attached Pricing Schedule on the unused commitments under the Credit Facility, payable quarterly in arrears.

Utilization Fees:	For each day that the principal amount of the outstanding Loans exceeds 33 1/3% of the Credit Facility then in effect the Borrower shall pay to the Lenders a utilization fee on the then outstanding Loans at the rate per annum determined in accordance with the attached Pricing Schedule, payable quarterly in arrears.

Additional Fee:	If any Loans shall be outstanding on the date which is six months after the Closing Date the Borrower shall pay a fee

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to each Lender in an amount equal to 0.05% of such Lender’s Loans outstanding on such date.

Default Rate:	At any time when an event of default exists, the principal of and interest on the Loans and all other amounts payable under the Credit Documentation shall bear interest at a rate per annum equal to 2% above the rate otherwise applicable thereto (or, if no rate is applicable, 2% above the rate applicable to ABR Loans).

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

PRICING SCHEDULE

Applicable	Level I	Level II	Level III	Level IV	Level V	Level VI
Margin	Status	Status	Status	Status	Status	Status

Eurodollar Rate	0.50%	0.625%	0.75%	1.0%	1.25%	1.75%
ABR	0.0%	0.0%	0.0%	0.0%	0.0%	0.25%
Commitment Fee	0.085%	0.10%	0.125%	0.15%	0.20%	0.30%
Utilization Fee (when usage exceeds 33 1/3%)	0.125%	0.125%	0.125%	0.125%	0.125%	0.25%

     “Level I Status” exists at any date if, on such date, the Borrower’s Moody’s Rating is A2 or better or the Borrower’s S&P Rating is A or better.

     “Level II Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status and (ii) the Borrower’s Moody’s Rating is A3 or better or the Borrower’s S&P Rating is A– or better.

     “Level III Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Borrower’s Moody’s Rating is Baa1 or better or the Borrower’s S&P Rating is BBB+ or better.

     “Level IV Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status, Level II Status or Level III Status and (ii) the Borrower’s Moody’s Rating is Baa2 or better or the Borrower’s S&P Rating is BBB or better.

     “Level V Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status and (ii) the Borrower’s Moody’s Rating is Baa3 or better or the Borrower’s S&P Rating is BBB– or better.

     “Level VI Status” exists at any date if, on such date, the Borrower has not qualified for Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

     “Moody’s Rating” means, at any time, the rating issued by Moody’s Investors Service, Inc. and then in effect with respect to the Borrower’s senior unsecured long-term non-credit enhanced debt securities.

     “S&P Rating” means, at any time, the rating issued by Standard and Poor’s Rating Services, a division of The McGraw Hill Companies, Inc., and then in effect with respect to the Borrower’s senior unsecured long-term non-credit enhanced debt securities.

     “Status” means Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status or Level VI Status.

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     The Applicable Percentage shall be determined in accordance with the foregoing table based on the Borrower’s Status as determined from its then-current Moody’s and S&P Ratings.

     The credit rating in effect on any date for the purposes of this Schedule is that in effect at the close of business on such date. If at any time the Borrower has no Moody’s Rating or no S&P Rating, Level VI Status shall exist.

     If the Borrower is split-rated and the ratings differential is one level, the better rating will apply. If the Borrower is split-rated and the ratings differential is two levels or more, the applicable rating shall be one level below the higher of the Moody’s or S&P Rating.